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                                                                    EXHIBIT 23.3

                       [LETTERHEAD OF KPMG PEAT MARWICK]

                         INDEPENDENT AUDITORS' CONSENT


     We consent to incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-20485 on Form S-3 of Borg-Warner Automotive, Inc. of our report dated April 26, 1996 relating to the balance sheets of NSK-Warner Kabushiki Kaisha as of March 31, 1996 and 1995, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/  KPMG PEAT MARWICK

Tokyo, Japan

February 19, 1997